Exhibit 99.1

Career Education Reaches Agreement to Sell European Education Properties

Transaction Includes Paris-based INSEEC Group and the International University of Monaco

Schaumburg, Ill., October 24, 2013 – Career Education Corporation (NASDAQ: CECO), a global provider of postsecondary education programs and services, today announced it has reached a definitive agreement to sell and transfer control of its European education properties to private equity firm Apax Partners. Total consideration is expected to be $305 million, less certain distributions and adjustments prior to closing, including the distribution to the company of approximately $18 million from certain subsidiaries within the International segment. Career Education anticipates receiving a cash payment of $276.5 million at closing.

Career Education’s entire International schools segment, comprised of the Paris-based INSEEC Group and the International University of Monaco, which provide career-oriented education programs in various disciplines, including business studies, health education, advertising, communications and technology, is included in this transaction.

“Redeploying capital from Europe to the United States is the right move for Career Education. It will help us best serve the vast majority of our students, who are U.S.-based, and return the best value for our investors. The cash from the transaction will improve our options for accelerating future growth,” said Scott W. Steffey, president and CEO of Career Education. “This transaction is a key step in our restructuring efforts.”

The European operations of Career Education reported revenue of $128.6 million in 2012, representing approximately 9 percent of the company’s consolidated revenue.

“These European education operations have shown steady growth in enrollment over several years. INSEEC is led by a strong management team with a bright future. This transaction allows Career Education to realize substantial value, while providing Apax Partners with significant education properties for their portfolio,” Steffey said. “It is a smart transaction for Apax Partners and for Career Education. I’m also pleased that Career Education and Apax Partners have agreed to cooperate, mutually discuss and explore possible joint opportunities for international investments in the education sector in the future.”

Career Education expects the transaction will close before the end of the year, pending customary provisions, including review by French anti-trust authorities.

Morgan Stanley & Co. LLC served as Career Education’s exclusive financial advisor in connection with the transaction.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation family offer high-quality education to a diverse student population across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The campuses that serve these students are located throughout the United States, France and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

Career Education is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, Career Education is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see Career Education’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to Career Education’s colleges, schools, and universities.

About Apax Partners

Apax Partners is a leading private equity firm in the French-speaking market. With more than 40 years of experience, Apax Partners provides long-term equity financing to build and strengthen world-class companies.

Funds managed and advised by Apax Partners exceed €2.5 billion. These Funds invest in fast-growing middle-market companies across six sectors of specialisation: Technology, Telecom, Media, Retail & Consumer, Healthcare, Business & Financial Services.

For more information, visit: www.apax.fr.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “anticipate”, “believe”, “plan”, “expect”, “intend”, “project”, “will”, “potential” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: declines in enrollment; our ability to implement our strategic initiatives and effective cost reduction strategies; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the “90-10 Rule” and financial responsibility standards prescribed by the U.S. Department of Education), as well as national and regional accreditation standards and state regulatory requirements; our ability to successfully defend litigation and other claims brought against us; rulemaking by the U.S. Department of Education and increased focus by the U.S. Congress and governmental agencies on for-profit education institutions; and changes in the overall U.S. or global economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its subsequent filings with the Securities and Exchange Commission.

Contacts:

Mark Spencer

Director, Corporate Communications

Career Education Corporation

+1 (847) 585-3802

mdspencer@careered.com

Coralie Cornet

Head of Communications

Apax Partners

+ 33 (0)1 53 65 01 35

coralie.cornet@apax.fr

###